Exhibit 10.01

[CITIGROUP LETTERHEAD]

March 22, 2006

Mr. Robert E. Rubin
399 Park Avenue
New York, NY 10022

Dear Bob:

I am writing on behalf of Citigroup Inc. to confirm certain changes to your employment agreement dated October 26, 1999, as amended on February 6, 2002, February 10, 2003, March 10, 2004, January 18, 2005, March 14, 2005 and December 19, 2005 (collectively, the "Agreement").

This letter confirms that, in accordance with your recommendation, the level of any future incentive awards to be paid to you will be determined in the discretion of Citigroup Inc.'s Personnel and Compensation Committee pursuant to the Citigroup 1999 Executive Performance Plan or any successor plan and the incentive programs applicable to other members of senior management. As with incentive awards made to other members of senior management, your annual incentive awards will be granted as a combination of a cash bonus and awards of restricted or deferred stock in accordance with our Capital Accumulation Program.

The terms and conditions applicable to your awards, including the time of payment, will be the same as for other members of senior management, subject to the terms of the Agreement, except that the fourth paragraph of the December 19, 2005 Letter is hereby deleted and replaced with the following:

The cash portion of the incentive award to be paid to you in January 2007 will be paid on January 2, 2007 or such later date in 2007 that incentive awards are paid to other similarly situated senior executives at Citigroup.

Please acknowledge your receipt of this letter and confirm your agreement to the terms described above by signing and returning one copy of this letter to me at your earliest convenience.

Very truly yours,
Citigroup Inc.

By:	/s/ MICHAEL E. SCHLEIN Michael E. Schlein Senior Vice President, Global Corporate Affairs, Human Resources and Business Practices

Accepted and agreed:

/s/ ROBERT E. RUBIN Robert E. Rubin	March 24, 2006 Date